Mail Stop 0407


									May 2, 2005
Via U.S. Mail and Fax (215-981-7790)
Mr. John R. Alchin
Executive Vice President; Treasurer
American Cable TV Investors 5, Ltd.
c/o Comcast Corporation
1500 Market Street
Philadelphia, PA  19102-2148

	RE:	American Cable TV Investors 5, Ltd.
      Form 10-K for the fiscal year ended December 31, 2004
		Filed March 31, 2005

      File No. 0-16784

Dear Mr. Alchin:

	We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


								Sincerely,

								 /s/ Kyle Moffatt for

								Larry Spirgel
								Assistant Director





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Mr. Robin N. Dickson
Harmonic Inc.
Page 1



UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

         DIVISION OF
CORPORATION FINANCE